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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  July 2, 1999



                        ICF KAISER INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)


   Delaware                  File No. 1-12248                         54-1437073
(State or other              (Commission File                      (IRS Employer
jurisdiction of                  Number)                     Identification No.)
incorporation)



                               9300 Lee Highway
                         Fairfax, Virginia  22031-1207
         (Address of principal executive offices, including zip code)



                                 703-934-3600
             (Registrant's telephone number, including area code)
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Item 5.    Other events
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On June 30, 1999, ICF Kaiser International, Inc. announced that it had finalized the sale of its Consulting Group. The Company sold 90 percent of the Consulting Group to the Group's management and CM Equity Partners, L.P. (CMEP) for $64 million in cash plus $6.6 million of interest-bearing notes. The parent company, ICF Kaiser International, Inc., retains the 10 percent balance of ownership in the new and independent consulting company, ICF Consulting Group, Inc. In the near future, ICF Kaiser plans to announce a name and ticker-symbol change that will reflect the 85-year history of Kaiser Engineers.

"The sale of the Consulting Group allows us to focus on providing engineering and project, construction, and program management services throughout the world in the core areas of transit and transportation; alumina/aluminum and mining/minerals; facilities engineering and management, including wastewater treatment; iron and steel; and microelectronics and clean technology," said James J. Maiwurm, Chairman and CEO of ICF Kaiser. "We have decades of experience and a reputation for excellence in each of these areas."

The Company continues to build its project backlog. Recently announced contract wins include:

 .    a $19 million contract as part of a joint venture to provide construction management services for the construction of the $1 billion Oporto light rail transit project in Portugal;
 .    contract to provide construction management and site services for the final, $60 million phase of the MOS 12 expansion project at a Motorola semiconductor facility in Arizona;
 .    an extension of the Company's General Engineering Consultant contract, which is estimated to have a value in the range of $20 to $25 million per year, for the Metropolitan Atlanta Regional Transit Authority as part of a joint venture;
 .    a $4.5-million contract to provide engineering and construction management services for the construction of a 1.2 million tonne per year compact flat production steel plant in Egypt; and
 .    a 12-month extension - worth up to $7.5 million - to the Company's contract to serve as the Florida Department of Transportation's Technical Services Consultant for the design phase of the Miami Intermodal Center (MIC), which will serve as a hub for various modes of transportation at the Miami airport.

In addition to its engineering and construction business, the Company continues to own a 50% ownership interest in Kaiser-Hill Company, LLC, the entity that serves as the integrating management contractor at the U.S. Department of Energy's Rocky Flats Technology Site near Denver, Colorado.

ICF Kaiser has taken steps to significantly reduce its cost structure. These reductions are in response to the Company's recent divestitures of its EFM and Consulting Groups and the need to align its overhead structure with its new revenue base.

"We are becoming a more disciplined organization with a clear corporate mission and a dramatically streamlined overhead structure," said Maiwurm.

"As previously disclosed, management believes it is necessary for the Company to realign its capital structure in order to become more competitive," Maiwurm continued. "With the sale of the Consulting Group completed, we can focus on how to best use the available cash proceeds in transactions that reduce the Company's debt load. We are actively exploring the possibility of a repurchase for cash and an exchange of a combination of new debt and equity for some or all of the Company's outstanding notes."

Pending the results of preliminary discussions with representatives of holders of the Company's Senior Subordinated Notes due 2003, the Company does not plan to make the interest payment due on June 30, 1999 under the terms of its Senior Notes due 2003 and Senior Subordinated Notes due 2003. The failure

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to pay such interest does not constitute a default under the Indentures governing the notes until the failure to pay continues for 30 days.

If the Company proceeds with an exchange of equity for some of its outstanding notes, the issuance of additional shares of capital stock will likely be subject to approval of the Company's shareholders. That issue and other matters may be on the agenda for the Company's 1999 annual meeting of shareholders, planned to be held later this summer.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                              ICF KAISER INTERNATIONAL, INC.
                                    (Registrant)


                                 /s/ Timothy P. O'Connor
                               ---------------------------
                              Timothy P. O'Connor
                              Senior Vice President and
                              Chief Financial Officer

Date:  July 2, 1999

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